Exhibit 8.1 List of subsidiaries of Offshore Systems International Ltd. and their jurisdictions
Offshore Systems Ltd., British Columbia

Offshore Survey and Positioning Services, British Columbia

Mapcon Mapping Consultants Inc., Utah, United States

Mapcon Mapping Ltd., British Columbia

CHI Systems, Inc., Pennsylvania, United States